Exhibit 99.1

CONTACT: Terry Hammett, Investor Relations

Commercial Vehicle Group, Inc.

(614) 289-5384

FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP ANNOUNCES SECOND QUARTER 2014 RESULTS

NEW ALBANY, OHIO, August 7, 2014 /PRNewswire/ – Commercial Vehicle Group, Inc. (the “Company”) (Nasdaq: CVGI) today reported financial results for the second quarter ended June 30, 2014.

Second quarter 2014 revenues were $216.0 million compared to $198.9 million for the prior-year period, an increase of 8.6 percent, driven by a continuation of increased production volumes in North American heavy-duty truck OEMs and global construction markets. Operating income for the second quarter was $9.0 million compared to operating income of $2.1 million for the prior-year period. Net income was $2.7 million for the second quarter, or $0.09 per diluted share, compared to a net loss of $1.7 million, or $(0.06) per diluted share in the prior-year period. Diluted shares outstanding were 29.2 million for the second quarter compared to 28.5 million for the prior-year period.

Improvement in operating income in the second quarter of 2014 compared to the prior-year period primarily resulted from increased production volumes across our primary businesses. Also, in the second quarter of 2013, the company incurred a cost of $2.5 million associated with executive changeover, and we did not incur similar charges in the second quarter of 2014. In addition, in the second quarter of 2014, we benefitted from a more efficient cost structure driven by actions taken in the third quarter of 2013, partially offset by repurposing of spend to more value accretive functions within the organization.

An income tax provision of $1.1 million was recorded for the three months ended June 30, 2014 compared to an income tax benefit of $1.4 million for the prior-year period. The Company’s effective tax rate continued to be adversely affected in second quarter 2014 as certain favorable tax laws, including the research and development tax credit, were not extended by Congress. Additionally, the effective tax rate continues to be impacted by valuation allowances in certain foreign subsidiaries.

The Company did not have any outstanding borrowings under its asset-based revolver during the quarter ended June 30, 2014 and therefore was not subject to any financial maintenance covenants. At June 30, 2014, the Company had total liquidity of $107.4 million with cash of $70.3 million and availability from the asset-based revolver of $37.1 million.

Richard Lavin, President and CEO of Commercial Vehicle Group, stated, “We are pleased to see improved sales, along with corresponding improvements in gross profit and operating income, compared to the second quarter of 2013. The increase in revenues largely resulted from higher production volumes in North American heavy-duty truck OEMs and improved sales to construction equipment OEMs in the global markets we serve. Conversion of incremental sales into operating income exceeded our historical conversion rate, before giving effect to the $2.5 million in costs associated with the executive changeover in the prior-year period, in part as a consequence of operating leverage from cost structure discipline. We continue to believe that increased production levels in North American heavy-duty truck OEMs are sustainable for the full year. The North American construction industry continues to benefit from moderate economic growth. China, which is a key market for us, is expected to have continued GDP growth for the remainder of the year and it appears that they are introducing targeted economic stimulus measures that are expected to favorably impact infrastructure and construction in the second half of the year. Generally, we see positive economic factors in our key global markets and industries.”

Tim Trenary, Chief Financial Officer of Commercial Vehicle Group, stated, “Our SG&A spending during the second quarter of 2014 was $18.7 million and reflects spending consistent with the first two quarters of 2013, before giving effect to the $2.5 million in costs related to the executive changeover incurred in the second quarter of 2013. We continue to evaluate our SG&A spend for cost efficiency opportunities.”

Management estimates that 2014 North American Class 8 truck production will be in the range of 280,000 – 300,000 units. The Company also expects that global production of mid- to heavy-construction equipment will be up modestly compared to 2013 levels.

A conference call to discuss the contents of this press release is scheduled for Friday, August 8, 2014, at 10:00 a.m. ET. To participate, dial (888) 680-0865 using access code 14059781. To pre-register for the conference call and receive a pin number visit:

https://www.theconferencingservice.com/prereg/key.process?key=PEARACXLA

This call is being webcast by Thomson/CCBN and can be accessed at Commercial Vehicle Group’s Web site at www.cvgrp.com, where it will be archived for one year.

A telephonic replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (888) 286-8010 using access code 19085835.

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group, Inc. is a Delaware (USA) corporation. We were formed as a privately-held company in August 2000. We became a publicly held company in 2004. The Company (and its subsidiaries) is a leading supplier of a full range of cab related products and systems for the global commercial vehicle market, including the medium- and heavy-duty truck market, the medium-and heavy-construction vehicle markets, the military, bus, agriculture, specialty transportation, mining, industrial equipment and off-road recreational (ATV/UTV) markets. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to its plans to improve financial results and enhance the Company, the future of the Company’s end markets, Class 8 North America build rates, performance of the global construction equipment business, expected cost savings, enhanced shareholder value and other economic benefits of the consulting services, the Company’s initiatives to address customer needs, organic growth, the Company’s economic growth plans to focus on certain segments and markets and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company’s ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the heavy-duty truck, construction, aftermarket, military, bus, agriculture and other markets; (v) the Company’s failure to complete or successfully integrate strategic acquisitions; (vi) the impact of changes in governmental regulations on the Company’s customers or on its business; (vii) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (viii) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; (ix) the Company’s ability to comply with the financial covenants in its revolving credit facility; (x) the Company’s ability to realize the benefits of its cost reduction and strategic initiatives; (xi) a material weakness in our internal control over financial reporting which could, if not remediated, result in material misstatements in our financial statements; (xii) volatility and cyclicality in the commercial vehicle market adversely affecting us; and (xiii) various other risks as outlined under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal year ending December 31, 2013. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands, except per share amounts)		(In thousands, except per share amounts)
Revenues	$215,996	$198,909	$414,067	$376,731
Cost of Revenues	187,811	176,035	361,578	335,772

Gross Profit	28,185	22,874	52,489	40,959
Selling, General and Administrative Expenses	18,748	20,339	37,220	38,288
Amortization Expense	390	404	775	813

Operating Income	9,047	2,131	14,494	1,858
Interest and Other Expense	5,205	5,235	10,314	10,589

(Loss) Income Before (Benefit) Provision for Income Taxes	3,842	(3,104)	4,180	(8,731)
(Benefit) Provision for Income Taxes	1,103	(1,441)	1,950	(2,452)

Net (Loss) Income	2,739	(1,663)	2,230	(6,279)
Less: Non-controlling interest in subsidiary’s loss	0	(1)	(1)	(3)

Net (Loss) Income Attributable to CVG Stockholders	$2,739	$(1,662)	$2,231	$(6,276)

(Loss) Earnings per Common Share:
Basic	$0.09	$(0.06)	$0.08	$(0.22)

Diluted	$0.09	$(0.06)	$0.08	$(0.22)

Weighted Average Shares Outstanding:
Basic	28,868	28,491	28,864	28,477

Diluted	29,204	28,491	29,032	28,477

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	June 30, 2014	December 31, 2013
	(Unaudited)	(Unaudited)
	(In thousands, except share and per share amounts)
Assets
Current Assets:
Cash	$70,260	$72,695
Accounts receivable, net of reserve for doubtful accounts of $2,886 and $2,302, respectively	150,412	119,069
Inventories	82,574	80,133
Deferred income taxes	8,325	8,180
Other current assets	7,654	7,536

Total current assets	319,225	287,613

Property, plant and equipment, net of accumulated depreciation of $122,967 and $118,410, respectively	74,519	78,876
Goodwill	8,399	8,220
Intangible assets, net	19,843	20,348
Deferred income taxes	23,617	24,468
Other assets, net	10,441	12,916

Total assets	$456,044	$432,441

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$85,182	$68,280
Accrued liabilities	37,942	34,285

Total current liabilities	123,124	102,565

Long-term debt	250,000	250,000
Pension and other post-retirement benefits	16,098	17,249
Other long-term liabilities	2,829	2,686

Total liabilities	392,051	372,500

Stockholders’ Equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding; common stock, $0.01 par value per share; 60,000,000 shares authorized; 28,881,993 and 28,860,143 shares issued and outstanding, respectively	296	296
Treasury stock purchased from employees; 689,248 shares, respectively	(6,095)	(6,095)
Additional paid-in capital	230,551	229,137
Retained loss	(134,891)	(137,122)
Accumulated other comprehensive loss	(25,900)	(26,308)

Total CVG stockholders’ equity	63,961	59,908
Non-controlling interest	32	33

Total stockholders’ equity	63,993	59,941

Total liabilities and stockholders’ equity	$456,044	$432,441